EXHIBIT 99.3

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3063 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Rod Bitz	Steve Wold
Phone: 952-351-3063	Phone: 952-351-3056
E-mail: rod_bitz@atk.com	E-mail: steve_wold@atk.com

ATK FY03 EARNINGS PER SHARE FROM CONTINUING
OPERATIONS RISE 33 PERCENT TO $3.27 PER SHARE

SALES INCREASE 21 PERCENT TO $2.17 BILLION;

FREE CASH FLOW TOTALS $142 MILLION

FY04 EPS AND SALES GUIDANCE CONFIRMED;

CASH AND EBIT MARGIN GUIDANCE ISSUED

EXECUTIVE LEADERSHIP SUCCESSION PLAN ANNOUNCED

Summary – ATK reported another year of solid operating performance in FY03, posting earnings and sales ahead of guidance.  Earnings per share from continuing operations rose 33 percent to $3.27 from $2.45 a year ago, while sales increased 21 percent to $2.172 billion from $1.802 billion on organic growth and new revenues from acquired businesses.  Free cash flow totaled a record $142 million.  Orders also reached an all-time high at $1.9 billion.  The company has entered FY04 strategically positioned for continued growth and with strong operating momentum.  EPS from continuing operations for the year is projected to be approximately $3.60.  In a separate news release, ATK announced an executive leadership succession plan aimed at continuing the company’s strong performance. – End Summary.

-more-

Minneapolis, May 8, 2003 – ATK (Alliant Techsystems, NYSE:  ATK), the world’s leading supplier of solid propulsion systems and the nation’s largest manufacturer of ammunition, today reported fiscal year 2003 earnings per share from continuing operations of $3.27, up 33 percent from $2.45 a year ago.  Last year’s results included a charge of 44 cents per share for amortization of goodwill, which was suspended on April 1, 2003, under the Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”  (All per-share figures reflect a 3-for-2 common stock split effective June 10, 2002.)

Sales for the year, which ended March 31, rose 21 percent to $2.172 billion from $1.802 billion last year.  Organic growth and new revenues from acquired businesses contributed to the sales increase.

Fourth-quarter earnings per share from continuing operations rose 30 percent to 90 cents from 69 cents in the same period a year ago.  Last year’s results included a charge of 11 cents per share for amortization of goodwill.  Sales in the fourth quarter increased 20 percent to $619 million from $515 million last year.

Chairman and chief executive officer Paul David Miller (PDM) said fiscal year 2003 was marked by advances on all fronts.

“The ATK team delivered sales growth, improved earnings, and cash flow that exceeded expectations, making FY03 another year of solid operating results,” said PDM.  “We continued to benefit from strong core business performance, with organic sales growing five percent overall and 10 percent for our defense programs.  Growth was particularly strong in precision fuzes and sensors, next-generation tank ammunition, missile defense and strategic propulsion, and small-caliber ammunition.  Our results also reflect recent acquisitions that have given us national franchises in solid propulsion and ammunition and laid the groundwork for future leadership positions in precision systems and composite structures.”

Other key FY03 performance factors:

•           Income from continuing operations before interest and income taxes as a percentage of sales, also known as EBIT margin, was 12.7 percent, reflecting a combination of strong core business performance and a changing sales mix as a result of profitable acquired growth.  EBIT margin in the prior year was 12.4 percent.

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•              Free cash flow generated during the year increased to $142 million from $119 million a year ago due to improved profitability, working capital management, and the benefits of income tax strategies.  Free cash flow is a non-GAAP financial measure that ATK defines as cash provided by operating activities less capital expenditures.  A table reconciling this measure to the most directly comparable GAAP measure is included at the end of this news release.

•              Debt was reduced $47 million through both scheduled and pre-payments, while completing three acquisitions in FY03 for cash totaling approximately $145 million.

•              Orders rose to a record $1.9 billion from $1.4 billion last year.  New business included orders for missile defense and strategic and tactical missile propulsion systems, composite structures for the Joint Strike Fighter, F-22 tactical aircraft, and the Global Hawk unmanned aerial reconnaissance vehicle, satellite structures, small-caliber ammunition, precision fuzes and sensors for precision-guided munitions, and tactical barrier systems.

•              Total backlog, which includes contracts awarded but for which the company is not yet authorized to incur costs, plus the value of unexercised options, was approximately $5.2 billion.

•              Aerospace Group sales increased 9 percent to $943 million from $865 million a year ago.  The growth reflects higher sales of propulsion systems for strategic missiles and missile defense interceptors, which offset planned lower volume from the Titan IV B rocket motor program as it nears completion as well as decreased revenues from the Delta rocket motor program.  Sales also benefited from a full year of revenues from ATK Thiokol Propulsion, which was acquired in April 2001, and nearly three months of revenues from Composite Optics, Inc., acquired in January 2003.

•              Precision Systems Group sales rose 15 percent to $649 million from $563 million last year as a result of organic growth in key development and production programs, including precision fuzes and sensors, advanced tank ammunition, a next generation assault rifle, and guided munitions.   New revenues from ATK Gun Systems and ATK Missiles Systems, which were acquired in FY03, also contributed to the increase.

•              Sales from the Ammunition and Related Products Group rose 52 percent to $619 million from $408 million last year, driven by significantly higher volume from small-caliber ammunition and new revenues from the civil ammunition and related products business acquired in December 2001.

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Strategically Positioned for Continued Growth

PDM said ATK has entered fiscal year 2004 with strong operating momentum while strategically positioned for continued growth.

“We are confident that we are on track to once again deliver on our commitments in FY04,” said PDM.  “We continue to benefit from our key market positions in munitions and solid propulsion.  There is significant optimism surrounding our broad exposure to emerging precision requirements and missile defense programs.  Most importantly, we have a proven leadership team in place that will ensure a smooth transition under the executive succession plan we announced today.  Simply stated – I am proud of our accomplishments and excited about the prospects for ATK.”

In a separate news release, ATK said its board of directors has approved a succession plan under which PDM will retain his post as board chairman and turn over his responsibilities as CEO to Dan Murphy on Oct. 1.  Murphy is currently group vice president, Precision Systems.

FY04 Guidance

For fiscal year 2004, ATK continues to project earnings per share from continuing operations of approximately $3.60.  Sales for the year are expected to increase between 7 percent and 8 percent, and free cash flow is projected to be in excess of $100 million.  The company expects the EBIT margin rate to be in the mid-12-percent range.

Earnings guidance for FY04 reflects pension plan assumptions that include a long-term rate of return on pension assets of 9.0 percent and a discount rate of 6.75 percent, which will result in pension expense of approximately $13 million for the year.

ATK expects earnings per share from continuing operations in the first and second quarters of FY04 to be between 80 cents and 83 cents each quarter.

“We are coming off a record year for orders, which provided a solid business base to have launched into FY04 and prepare for FY05 and beyond,” said PDM.  “We are confident that our targets for the year are achievable.  Looking to the longer term, we acknowledge head winds in pension expense but as in the past are optimistic that we can continue to deliver double-digit increases in earnings per share from continuing operations.  We will stick with our proven business model.  ATK will pursue our performance goals through multiple lines of approach – organic

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growth, the strategic use of cash for debt reduction, acquisitions and share repurchase, and the relentless focus on operating efficiency.  It is a model that has served us well — and one that we believe will continue to do so in the future.”

ATK is a $2.2 billion aerospace and defense company with strong positions in propulsion, composite structures, munitions, precision capabilities, and civil and sporting ammunition.  The company, which is headquartered in Edina, Minn., employs approximately 12,000 people and has three business groups:  Aerospace, Precision Systems, and Ammunition and Related Products.  ATK news and information can be found at www.atk.com.

The forecasts, projections, expectations, and opportunities for sales and earnings performance and growth, cash flow, EBIT margins, pension plan assumptions and expense, the business model, the executive leadership team, precision systems and missile defense programs, strategic position, and fiscal year 2004 commitments in this news release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including unforeseen delays in NASA’s Space Shuttle program, changes in governmental spending and budgetary policies, economic conditions, equity market returns, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, and sales projections, in addition to other factors identified in ATK’s filings with the Securities and Exchange Commission.

Webcast Information:  ATK will webcast an investor conference call at 10:00 a.m. Eastern Time today, during which leadership will discuss FY03 results and may comment on the outlook for future periods.  The live audio web cast will be available on the investor relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is 719-457-0820, and the confirmation code is 603403.

Reconciliation of Non-GAAP Financial Measure

(in thousands)

	Year Ended March 31
	2003	2002
Cash provided by operating activities	$196,577	$162,052
Less: Capital expenditures	(54,171)	(42,884)
Free cash flow	$142,406	$119,168

Free cash flow is a non-GAAP financial measure that ATK defines as cash provided by operating activities less capital expenditures.  ATK management believes that free cash flow is an important measure of performance used by some investors and others when making investment decisions.  ATK’s definition may differ from that used by other companies.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands except per share data)	QUARTERS ENDED		YEARS ENDED
	March 31 2003	March 31 2002	March 31 2003	March 31 2002

Sales	$619,342	$514,694	$2,172,135	$1,801,605
Cost of sales	489,190	397,863	1,697,529	1,420,348
Gross profit	130,152	116,831	474,606	381,257
Operating expenses:
Research and development	10,148	6,274	26,849	20,589
Selling	19,529	16,505	64,200	44,063
General and administrative	27,096	31,324	108,014	92,923
Total operating expenses	56,773	54,103	199,063	157,575
Income from continuing operations before interest and income taxes	73,379	62,728	275,543	223,682

Interest expense	(15,885)	(19,928)	(65,741)	(84,005)
Interest income	372	370	1,429	1,199
Income from continuing operations before income taxes	57,866	43,170	211,231	140,876

Income tax provision	22,572	16,405	82,384	53,533
Minority interest expense, net of income taxes				1,240
Income from continuing operations	35,294	26,765	128,847	86,103

Loss on disposal of discontinued operations, net of income taxes		(10)		(4,660)
Income before extraordinary loss and cumulative effect of change in accounting principle	35,294	26,755	128,847	81,443

Extraordinary loss on early extinguishment of debt, net of income taxes	(71)	(1,124)	(8,390)	(12,116)
Cumulative effect of change in accounting principle, net of income taxes			3,830
Net income	$35,223	$25,631	$124,287	$69,327

Basic earnings (loss) per common share:
Income from continuing operations	$0.92	$0.71	$3.37	$2.55
Discontinued operations				(0.14)
Extraordinary loss		(0.03)	(0.22)	(0.36)
Cumulative effect of change in accounting principle			0.10
Net income	0.92	$0.68	$3.25	2.05
Diluted earnings (loss) per common share:
Income from continuing operations	$0.90	$0.69	$3.27	$2.45
Discontinued operations				(0.13)
Extraordinary loss		(0.03)	(0.21)	(0.35)
Cumulative effect of change in accounting principle			0.10
Net income	$0.90	$0.66	$3.16	$1.97

Average number of common shares	38,445	37,448	38,283	33,745

Average number of common and dilutive shares	39,222	38,896	39,344	35,196

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	March 31, 2003	March 31, 2002
Assets
Current assets:
Cash and cash equivalents	$14,383	$8,513
Net receivables	464,966	411,732
Net inventory	137,849	125,308
Deferred income tax asset	69,460	62,299
Other current assets	25,658	42,467
Total current assets	712,316	650,319
Net property, plant, and equipment	463,736	464,830
Goodwill	839,893	748,050
Prepaid and intangible pension assets	281,941	234,218
Deferred income tax asset	62,537
Deferred charges and other non-current assets	118,841	92,784
Total assets	$2,479,264	$2,190,201
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,331	$4,805
Accounts payable	115,704	83,404
Contract advances and allowances	48,386	41,507
Accrued compensation	110,693	99,575
Accrued income taxes	23,107	4,408
Other accrued liabilities	125,832	121,558
Total current liabilities	428,053	355,257
Long-term debt	820,856	867,638
Deferred income tax liability		65,091
Post-retirement and post-employment benefits liability	234,037	235,639
Additional minimum pension liability	379,856	9,313
Other long-term liabilities	138,538	100,462
Total liabilities	2,001,340	1,633,400
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 38,486,630 shares at March 31, 2003 and 25,229,812 at March 31, 2002	416	289
Additional paid-in-capital	470,158	478,489
Retained earnings	458,794	334,507
Unearned compensation	(2,650)	(4,864)
Accumulated other comprehensive income	(246,878)	(14,122)
Common stock in treasury, at cost, 3,070,468 shares held at March 31, 2003 and 3,625,702 at March 31, 2002	(201,916)	(237,498)
Total stockholders’ equity	477,924	556,801
Total liabilities and stockholders’ equity	$2,479,264	$2,190,201

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	YEARS ENDED
	March 31, 2003	March 31, 2002
Operating activities
Net income	$124,287	$69,327
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	61,066	53,928
Amortization of intangible assets and unearned compensation	6,068	24,745
Deferred income tax	19,098	(4,387)
Loss on disposal of property	1,840	1,894
Minority interest expense, net of income taxes		1,240
Loss on disposal of discontinued operations, net of income taxes		4,660
Extraordinary loss on early extinguishment of debt, net of income taxes	8,390	12,116
Cumulative effect of change in accounting principle, net of income taxes	(3,830)
Changes in assets and liabilities:
Net receivables	(56,943)	5,245
Net inventory	726	(6,872)
Accounts payable	24,356	(23,651)
Contract advances and allowances	2,527	4,472
Accrued compensation	8,776	12,608
Accrued income taxes	18,437	19,450
Accrued environmental	(625)	(5,009)
Pension and post-retirement benefits	(49,997)	(24,061)
Other assets and liabilities	32,401	16,347
Cash provided by operating activities	196,577	162,052
Investing activities
Capital expenditures	(54,171)	(42,884)
Acquisition of businesses	(127,325)	(714,353)
Proceeds from sale of a subsidiary	20,383
Proceeds from sale of a portion of a subsidiary		(2,000)
Proceeds from sale of property, plant, and equipment	4,374	276
Cash used for investing activities	(156,739)	(758,961)
Financing activities
Payments made on bank debt	(99,935)	(452,866)
Payments made to extinguish debt	(472,220)	(276,800)
Proceeds from issuance of long-term debt	525,000	1,325,000
Proceeds from issuance of stock		13,011
Payments made for debt issue costs	(2,260)	(43,985)
Payments made for stock issue costs		(8,137)
Net purchase of treasury shares	(2,804)	(2,697)
Proceeds from employee stock compensation plans	18,251	24,733
Cash (used for) provided by financing activities	(33,968)	578,259
Increase (decrease) in cash and cash equivalents	5,870	(18,650)
Cash and cash equivalents - beginning of period	8,513	27,163
Cash and cash equivalents - end of period	$14,383	$8,513